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                                                                     EXHIBIT 3.6


                          CERTIFICATE OF INCORPORATION

                                       OF

                        NABORS INTERNATIONAL FINANCE INC.


1.       The name of the corporation is Nabors International Finance Inc.

2. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is 70,000 shares of common stock, par value $.001 per share.

5.       The name and mailing address of the Incorporator is as follows:

             NAME                           MAILING ADDRESS
             ----                           ---------------
             Katherine P. Ellis             515 West Greens Road, Suite 1200
                                            Houston, Texas  77067

6. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

             NAME                           MAILING ADDRESS
             ----                           ---------------
             Christopher P. Papouras        515 West Greens Road, Suite 1200
                                            Houston, Texas  77067

             Bruce P. Koch                  515 West Greens Road, Suite 1200
                                            Houston, Texas  77067

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.



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8.       Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or amendment of this Section 11 shall adversely affect any rights of any person pursuant to this Section 11 which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

12. All persons who the corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the corporation to the fullest extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested


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         directors, or otherwise. No repeal or amendment of this Section 12 shall adversely affect any rights of any person pursuant to this
         Section 12 which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

         THE UNDERSIGNED, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this certificate, hereby declaring and affirming, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of July 2002.




                                            /s/ Katherine P. Ellis
                                            ----------------------
                                            Katherine P. Ellis
                                            Incorporator




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